UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

FORUM REAL ESTATE INCOME FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From Email: pcolbern@forumig.com

Reply To Email: pcolbern@forumig.com

Email Subject: FREIF Proxy Solicitation - Vote Needed

Hi [Shareholder],

Last week, you may have received an email prompt, a physical letter, and/or a phone call from our proxy solicitor asking you to cast a vote related to your shares in the Forum Real Estate Income Fund (‘‘FREIF’’). We wanted to provide you with additional context around the message you received. FREIF is seeking shareholder approval to transition its subadvisor from Janus Henderson Investors to Nuveen. The transition will allow FREIF greater access to investment opportunities and is expected to be beneficial for shareholders.

We ask that you kindly cast your vote, by phone or mail, using the instructions provided to you by our solicitor. Should you have any questions or require additional information, please do not hesitate to reach out to Patxi Colbern at pcolbern@forumig.com or 303-501-8855.

Thank you,

Patxi Colbern

Managing Director – Head of Investor Relations

Forum Investment Group

240 Saint Paul Street, Suite 400 | Denver, CO 80206

D: 303.501.8855 | pcolbern@forumig.com | ForumIG.com

Patxi Colbern is registered with Foreside Fund Services, LLC which is not affiliated with Forum Investment Group LLC or its affiliates.

CONFIDENTIALITY NOTICE: The information in this message, and any files transmitted with it, is confidential, may be legally privileged, and intended only for the use of the individuals(s) named above. Any review, retransmission, dissemination, or other use of, or taking of any action in reliance upon, this information by persons or entities other than the intended recipient is prohibited. Be aware that the use of any confidential or personal information may be restricted by state and federal privacy laws. If you are not the intended recipient, do not further disseminate this message. If this message was received in error, please notify the sender and delete it.

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FORUM INVESTMENT GROUP 240 Saint Paul Street, Suite 400 | Denver, CO 80206 | P: 303.501.8860 | F: 303.296.4212	FORUMIG.COM 1